Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES FISCAL 2007 THIRD QUARTER RESULTS AND UPDATES ITS FISCAL 2007 BUSINESS OUTLOOK

MERIDIAN, Idaho (August 1, 2007) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) announced financial results today for its third quarter ended June 30, 2007 of fiscal year 2007.

Quarter Highlights:

•                  Revenues were $183.9 million for the quarter, approximately 12% higher than revenues for the same period in fiscal 2006.  Revenue growth was negatively impacted late in the quarter because one of our key vendors offered a significant marketing program late in the third quarter of fiscal 2006 that was not offered in the third quarter of fiscal 2007, and another key vendor announced a July 1, 2007 price increase that was less comprehensive than their July 1, 2006 price increase.

•                  Net income for the quarter was $4.3 million, approximately 13% higher than net income for the same period in fiscal year 2006, despite a $1.0 million pretax reduction in vendor rebates during the quarter.

•                  Cash flow from operations for the three months ended June 30, 2007 was $11.8 million compared to cash used in operations of $1.0 million for the three months ended June 30, 2006.  Our positive cash flow was a result of earnings and efficient management of receivables, inventory and payables.

•                  Our internet sales to independent veterinary practices and producers grew by approximately 48% and our pharmacy sales grew by more than 45% for the quarter compared to the same period in fiscal 2006.

•                  We acquired substantially all of the assets of Securos, Inc. (“Securos”) and International Veterinary Distribution Network, Inc. (“IVDN”) in June 2007.  Securos is a leading provider of veterinary orthopedic products and training.  The impact on our financial results for the quarter was negligible.

•                  We entered into a lease agreement for a new 105,000 square foot distribution center in Edwardsville, Kansas.  This distribution center, which will enable us to expand in the Midwestern United States, is expected to open in the first quarter of fiscal 2008.

Total revenues grew approximately 12% to $183.9 million for the three months ended June 30, 2007 compared to $164.0 million for the three months ended June 30, 2006.  Net income increased approximately 13% to $4.3 million for the three months ended June 30, 2007 compared to $3.8 million for the three months ended June 30, 2006.  Earnings per diluted share for each of the three months ended June 30, 2007 and 2006 were $0.35.

The increase in revenues for the quarter ended June 30, 2007 was attributable to an increase in product sales volumes for both new and existing customers.  Revenues attributable to new customers represented approximately 83% of the growth in total revenues during the three months ended June 30, 2007.  Also contributing to revenue growth was the increase in commissions on our agency sales of approximately 17% to $2.6 million for the three months ended June 30, 2007, from $2.2 million for the same period of the prior fiscal year.

Gross profit increased by approximately 11% to $25.5 million for the three months ended June 30, 2007, from $22.9 million for the same period in the prior fiscal year.  Gross profit as a percentage of total revenues was 13.9% and 14.0% for the three month periods ended June 30, 2007 and 2006, respectively.  Due to lower sales growth of a key vendor’s products, we had a decrease in actual vendor rebate dollars of approximately $1.0 million for the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006.  This decrease was largely offset by improvements in our cost of product sales as our product margin increased in the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006.

Operating income increased approximately 9% to $6.6 million for the three months ended June 30, 2007 from $6.0 million for the same period in the prior fiscal year.  The increase was a result of the revenue growth discussed previously coupled with consistent selling, general and administrative (“SG&A”) expenses as a percentage of revenues.  SG&A expenses as a percentage of revenues were 10.0% for the three months ended June 30, 2007 and 2006.  SG&A costs increased approximately 12% to $18.3 million for the three months ended June 30, 2007 from $16.4 million for the same period in the prior fiscal year.  This increase was primarily due to increased compensation and benefit costs as a result of additional headcount of 97 team members, including 37 new field sales and telesales representatives.  Included in the increase in total headcount is an additional 20 employees that were added through the acquisitions of Securos and IVDN in June 2007.

Net income increased approximately 13% to $4.3 million for the quarter ended June 30, 2007 compared to $3.8 million for the same period in the prior year.  Diluted earnings per share were $0.35 per share for the quarters ended June 30, 2007 and 2006.  The change in net income is due to the effects noted above for operating income, combined with a decrease in interest expense of $390,000.  Interest expense declined approximately 84% to $76,000 from $466,000, primarily as a result of the lower average loan balance on the revolving credit facility.  We used the proceeds from the sale of common stock in our offering in April 2007 to pay down the loan balance.  The sale of the common stock in April 2007 coupled with the sale in July 2006 resulted in the issuance of approximately 1.3 million additional shares, which affected the dilutive shares for the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006.

Nine months ended June 30, 2007 compared to nine months ended June 30, 2006

Total revenues grew approximately 17% to $520.0 million for the nine months ended June 30, 2007 compared to $445.1 million for the nine months ended June 30, 2006.  Net income increased approximately 19% to $12.6 million for the nine months ended June 30, 2007 compared to $10.6 million for the nine months ended June 30, 2006.  Earnings per diluted share for the nine months ended June 30, 2007 and 2006 were $1.05 and $0.97, respectively.  The increase in revenues for the nine months ended June 30, 2007 was attributable to an increase in product sales volumes for both new and existing customers.  Revenues attributable to new customers represented approximately 73% of the growth in total revenues during the nine months ended June 30, 2007.  Also contributing to revenue growth was the increase in commissions on our agency sales of approximately 25% to $7.1 million for the nine months ended June 30, 2007, from $5.7 million for the same period in the prior fiscal year.

Gross profit increased by approximately 15% to $75.6 million for the nine months ended June 30, 2007, from $65.6 million for the same period in the prior fiscal year.  Gross profit as a percentage of total revenues was 14.5% and 14.7% for the nine months ended June 30, 2007 and 2006, respectively.  This decrease was due to decreased vendor rebates as a percentage of total revenues for the nine month period.  Vendor rebates have historically been highest during our first fiscal quarter ended December 31, since certain significant vendor rebate programs were designed to include annual targets to be achieved based on the calendar year.  Vendor modifications to rebate growth targets resulted in a shift of rebate dollars that historically would have been earned in our first quarter of our fiscal year 2007 ended December 31, 2006 to be earned in our fiscal year 2006.  Included in vendor rebates for the fiscal year 2006 were approximately $2.5 million ($1.5 million after tax) due to this shift in the timing of rebates.  Actual rebate dollars decreased approximately $643,000 for the nine months ended June 30, 2007 as compared to the same period in the prior fiscal year.

Operating income increased approximately 11% to $20.1 million for the nine months ended June 30, 2007 from $18.1 million for the same period in the prior fiscal year.  The increase is a result of the revenue and gross profit growth discussed above.  SG&A as a percentage of revenue was 10.3% for each of the nine months ended June 30, 2007 and 2006.  SG&A costs increased approximately 17% to $53.8 million for the nine months ended June 30, 2007 from $46.0 million for the same period in the prior fiscal year.  The reasons for the increases in the nine month period were the same as for the three month period explained above.

Net income increased approximately 19% to $12.6 million for the nine months ended June 30, 2007 compared to $10.6 million for the same period in the prior year.  Diluted earnings per share were $1.05 and $0.97 per share for the nine months ended June 30, 2007 and 2006, respectively.  The change in net income is due to the effects noted above for operating income, combined with a decrease in interest expense of $1.1 million.  Interest expense declined approximately 68% to $505,000 from $1.6 million, primarily as a result of the lower average loan balance on the revolving credit facility.  The decrease was due to the same reason as described above under the three month analysis.

The change in dilutive shares reflects the issuance of 908,846 shares of common stock from our offering that occurred in July 2006 and 348,974 shares of common stock from our offering that occurred in April 2007.

Jim Cleary, President and Chief Executive Officer, commented on the quarter’s results:  “While our revenue and net income growth were not as high as it has been in the past, I was pleased by our team’s continued progress with our value-added services, hiring sales representatives, distribution center investments, acquisitions, cash flow and expense control.  We remain focused on our mission of being the best resource to the veterinary profession by delivering superior value, efficiency and innovation.”

Business Outlook

The company is revising its financial guidance for the fiscal year ending September 30, 2007. Revenues are forecasted to grow approximately 18% from $606.2 million in fiscal year 2006 to approximately $715 million for the fiscal year ending September 30, 2007 and diluted earnings per share for fiscal year 2007 are forecasted to be approximately $1.39 per share.  Our previous guidance was 19% growth in revenues to approximately $720 million and $1.39 per diluted share.

Conference Call

The Company will be hosting a conference call on August 1, 2007 at 11:00 a.m. eastern daylight time to discuss these results and the business outlook.  Participants can access the conference call by dialing (888) 208-1812 and international callers can access the conference by dialing (719) 457-2654.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through August 15, 2007 by calling (888) 203-1112 for calls within the United States or (719) 457-0820 for international calls using the passcode 7413095 or by accessing the Company’s web site.

MWI is a leading distributor of animal health products to veterinarians across the United States of America. Products MWI sells include pharmaceuticals, vaccines, parasiticides, diagnostics, capital equipment, supplies, veterinary pet food and nutritional products. We market these products to veterinarians in both the companion animal and production animal markets. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include vendor rebates based upon attaining certain growth goals; changes in vendor contract terms including rebates, commissions, and exclusivity requirements; changes in the way vendors introduce products to market; the recall of a significant product by one of the Company’s vendors; seasonality; the impact of general economic trends on the Company’s business; the timing and effectiveness of marketing programs offered by the Company’s vendors; the timing of the introduction of new products and services by the Company’s vendors; regulatory matters; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy.

MWI Veterinary Supply, Inc.

(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Three Months Ended June 30,		Nine Months Ended June 30,
Statements of Income	2007	2006	2007	2006
Revenues	$183,853	$163,952	$519,951	$445,117
Cost of product sales	158,391	141,041	444,318	379,526
Gross profit	25,462	22,911	75,633	65,591
Selling, general and administrative expenses	18,302	16,389	53,802	46,040
Depreciation and amortization	603	495	1,774	1,410
Operating income	6,557	6,027	20,057	18,141
Interest expense	(76)	(466)	(505)	(1,599)
Other income	278	119	556	367
Income before taxes	6,759	5,680	20,108	16,909
Income tax expense	(2,499)	(1,911)	(7,556)	(6,346)
Net income	$4,260	$3,769	$12,552	$10,563

Net income per share - diluted	$0.35	$0.35	$1.05	$0.97
Weighted average common shares outstanding - diluted	12,168	10,916	11,967	10,888

	June 30,	September 30,
Condensed Consolidated Balance Sheets	2007	2006
Assets
Cash	$12,329	$37
Receivables, net	97,170	99,518
Inventories	85,444	85,083
Prepaid expenses and other current assets	1,924	2,651
Deferred income taxes	886	502
Total current assets	197,753	187,791

Property and equipment, net	7,799	7,053
Goodwill	31,904	31,562
Intangibles, net	6,067	2,381
Other assets, net	2,231	1,772
Total Assets	$245,754	$230,559

Liabilities
Line-of-credit	$—	$10,559
Accounts payable	83,804	82,561
Accrued expenses	5,849	6,919
Current portion of long-term debt	97	97
Total current liabilities	89,750	100,136

Deferred income taxes	432	505
Long-term debt	195	292

Stockholders’ Equity	155,377	129,626

Total Liabilities and Stockholders’ Equity	$245,754	$230,559